CENTRAL PARK

CODE OF ETHICS

Personal Securities Transactions

and

Insider Information Policy

Adopted February 2007
Revised 10-07

Revised 08-09

1.           Code of Ethics

Central Park Advisers, LLC and its affiliated adviser(s),1 (“Central Park,” or the “Advisers”), adopt this Personal Securities Transactions and Insider Information Policy (the “Code of Ethics” or the “Code”) in compliance with Section 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Definitions of underlined terms are included in Exhibit A.

The Code is applicable to all employees, directors, managers and officers of the Advisers (each, an “Access Person”).2  Certain Access Persons that are associated persons of Foreside Fund Services, LLC (the “Broker-Dealer) may be subject to additional requirements with respect to their broker-dealer activities as outlined in the Foreside Compliance and Supervisory Procedures Manual (the “Foreside Manual”).

Central Park is committed to maintaining high ethical standards in connection with the management of its business. The Code reflects Central Park’s views on dishonesty, self-dealing, conflicts of interest and trading on the basis of material non-public information. Each Access Person is required to be familiar with the provisions of the Code and to acknowledge, at time of initial employment and annually thereafter, that they have received, read and understand the Code. Acknowledgement of and compliance with the Code are conditions of initial and continued employment.

Any Access Person who has a question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact the Chief Compliance Officer  (the “CCO”), (or designee).

1.1.           Access Person

Because all employees of Central Park may at some time have access to or obtain investment information, Central Park designates all of its employees as Access Persons subject to the requirements of the Code. Consultants are typically not considered Access persons, an assessment will be made at the time they are engaged.

As an Access Person, you are required to report quarterly all transactions, as required by the Code, in any securities in which you have any direct or indirect beneficial ownership. The term beneficial ownership generally includes not only the securities that you purchase or sell for your own account, but also securities purchased or sold by any Family Member or Related Persons (See Page 14).

Notwithstanding the foregoing, you will not be required to make a report with respect to transactions effected for, and securities held in, any account over which neither you nor any Related Person has any direct or indirect influence or control.

1.2.           Standards of Business Conduct

●	Access Persons owe a duty of loyalty to Central Park and its clients3, and are expected to act in the best interests of clients.

●
Access Persons must avoid actions or activities that allow (or appear to allow) them or their Related Persons to profit or benefit from their relationships with Central Park and its clients, or that bring into question their independence or judgment.

●	Access Persons must report any violations of this Code of Ethics promptly to the CCO (or designee).

●
Access Persons must always observe the highest standards of business conduct and act in accordance with all applicable federal securities laws and regulations and other applicable laws and regulations.

●	Access Persons cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client:

●	employ any device, scheme or artifice to defraud;

●	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice or course of business which would operate as a fraud or deceit; or

●	engage in any manipulative practice.

●	Access Persons cannot engage in any inappropriate trading practices.

●
Access Persons cannot cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person. No Access Person shall recommend any securities transactions for a client without having disclosed to the CCO, or designee, his or her interest, if any, in such securities or the issuer thereof, including, without limitation:

●	his or her direct or indirect beneficial ownership of any securities of such issuer;

●	any position with such issuer or its affiliates; and

●	any present or proposed business relationship between such issuer or its affiliates and the Access Person or any party in which the Access Person has a significant interest.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to the Advisers’ clients.

2.           Personal Securities Transactions

The personal transactions and investment activities of the employees of investment advisory firms are the subject of various federal securities laws, rules and regulations. Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of the Advisers and their clients. When Access Persons invest for their own accounts, conflicts of interest may arise between the Advisers’ clients and the Access Person’s interests. The conflicts may include:

●	Taking an investment opportunity that would be suitable for a client for an Access Person’s own portfolio;

●	Using an Access Person’s advisory position to take advantage of available investments;

●	Front running, e.g. an Access Person trading ahead of a client transaction; or

●	Taking advantage of information or using client portfolio assets to have an effect on the market that may be inure to the Access Person’s benefit.

Personal Trading

Access Persons may not maintain a securities, commodities or futures account at any broker, dealer, bank or investment adviser without permission.

As discussed elsewhere in the Code, Access Persons must generally obtain prior approval from the CCO (or designee) before buying or selling any security, option, commodity or futures contract.

Access Persons must not take any action, including, but not limited to, the purchase or sale of securities, options, commodities or futures contracts for any Access Person or related account, that could cause even the appearance of unfair or improper action.

2.1.           Personal Securities Transactions Reporting Requirements

Initial and Annual Holdings Reports: All Access Persons are required to report all securities  accounts and holdings4  in which the Access Person has any direct or indirect beneficial ownership within 10 days of employment (the “Initial Holdings Report” attached as Exhibit C), with information current as of a date no more than 45 days prior to employment, and annually thereafter. Annual reports (attached as Exhibit D) must be submitted by February 14 of each year and the information contained therein, current as of December 31 of the prior year. An Access Person may provide copies of brokerage account statements with the initial and annual holding report in lieu of separately listing all holdings. The holdings report must contain the following:

a)	Title, type and exchange ticker symbol or CUSIP number;

b)	number of shares or principal amount of the security involved;

c)	type of security;

d)	name of the broker-dealer or bank that maintained the account; and

e)	the date the report is submitted by the Access Person.

Quarterly Transactions Reports:  All Access Persons are required to report on a quarterly basis any transaction in a security over which the Access Person had or as a result of the transaction acquired, any direct or indirect beneficial ownership. A record of every transaction in a security is required with the following information to be maintained:

a)	title and exchange ticker symbol or CUSIP number;

b)	number of shares or principal amount of the security involved;

c)	interest rate and maturity date (if applicable);

d)	date of the transaction;

e)	nature of the transaction (purchase or sale);

f)	price at which the trade was effected;

g)	name of the broker-dealer or bank that executed the transaction; and

h)	the date the report is submitted by the Access Person.

In addition, if during the quarter an Access Person or Related Person establishes a new account in which any securities are held for the Access Person’s beneficial ownership, the Access Person must provide the following information as part of his her quarterly report:

a)	name of the broker-dealer or bank with whom the Access Person or Related Person established the account;

b)	the date the account was established; and

c)	the date the report is submitted by the Access Person.

In addition, the Access Person should endeavor to promptly notify the CCO (or designee) about the opening of such new account.

The Quarterly Personal Securities Transactions Report, attached herein as Exhibit B, should be used to record quarterly transaction information. The report should be submitted not later than 30 days after each quarter end in which a transaction was effected. If the thirtieth day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline. Please forward the report to the CCO (or designee). If there are no activities for the quarter, a report indicating such is still required.

Exceptions to Reporting

(1)	The following items are exempt from reporting:

(A)	Purchases or sales effected for any account over which you have no direct or indirect influence or control;

(B)	Transactions effected pursuant to an automatic investment plan; and

(C)	Purchases or sales of any of the following securities:

°	Direct obligations of the U.S. government;

°	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments5, including repurchase agreements;

°	shares issued by money market funds, whether affiliated or non-affiliated;

°	shares issued by open-end investment companies (e.g., “mutual funds”), other than shares of an affiliated fund, if any;

°	shares issued by index ETFs;

°	deminimus transactions, less than $500 or 100 shares; and

°	municipal bonds.

(2)
An Access Person need not submit a quarterly transactions report if all the information in the report would duplicate information contained in brokerage account statements received by the CCO (or designee) not later than 30 days after the quarter.

Annual Certification of Compliance: All Access Persons are required to provide an annual certification of compliance with the Code of Ethics and its provisions. The form, included as Exhibit E, must be submitted with the Annual Holdings Report within 45 days of the end of the calendar year.

2.2.           Access Person Trade Restrictions

Access Persons’ personal securities trading is subject to the following restrictions:

Pre-Approval of All Trading

No Access Person may purchase or sell a security, option, commodity or futures contract without the prior approval of the CCO (or designee). For purposes of trade approval and reporting, the term security excludes: direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, index ETFs, municipal bonds and any transaction less than 100 shares or $500, other than affiliated funds.

An Access Person may have a beneficial interest in a security, option, commodity or futures contract through a Related Person. Thus, any purchase or sale of a security, option, commodity or futures contract with respect to which an Access Person has a beneficial interest by a Related Person must also be pre-approved as discussed herein.

Access Persons are required to email pre-approval requests to the CCO (or designee). Approvals (or denials) will be communicated back to the Access Person by email and such emails will serve as the record of the trade approval/denial process. In extraordinary circumstances, where an Access Person is unable to submit a request via email, the CCO (or designee) may provide trade approval based on another form of submission but will create a written record of the Access Person’s trade request and approval decision.

Initial Public Offerings and Limited Offerings

Security Type	Purchase	Sale
Initial Public Offerings (IPOs) (An IPO is a corporation’s first offering of a security representing shares of the company to the public.)	PERMITTED – Subject to advance written approval by the Chief Compliance Officer (or designee)	PERMITTED – Subject to advance written approval by the Chief Compliance Officer (or designee)
Limited Offerings	PERMITTED – Subject to advance written approval by the Chief Compliance Officer (or designee)	PERMITTED – Subject to advance written approval by the Chief Compliance Officer (or designee)

Limited Offerings may include:

●	A Central Park Privately Placed Fund;

●	Transactions in securities, options, commodities or futures contracts that are not publicly offered or traded;

●	Participation in hedge funds, private equity funds, leveraged buy-out transactions, real estate offerings, private placements, and oil and gas partnerships or working interests;

●	Acceptance of offers of options or shares by personnel who serve on boards of directors;

●	Transactions involving real estate or agricultural land held for investment purposes, jointly in partnership with another person (other than family members);

●	Investing in any other business, whether or not related to securities (e.g., fast-food franchises, restaurants, sports teams, etc.); and

Owning stock or having, directly or indirectly, any financial interest in any other organization engaged in any advisory, securities, commodities, futures contracts or related business; provided, however, that approval is not required with regard to stock ownership or other financial interest in any such business that is publicly owned, unless a control relationship exists

General Principles Regarding Approval of Trades

In determining whether a trade will be permitted, the CCO (or designee) will consider whether the proposed trade creates any actual or perceived conflicts of interest and complies with the provisions of the Code.

The CCO (or designee) will maintain written records with respect to each trade that is submitted by an Access Person for approval, including the date and time of such request, the CCO (or designee)’s decision with respect to such request and in the event a trade request presents an actual or potential conflict of interest, the CCO’s (or designee) basis for such decision. Any Access Person that does not submit a trade for pre-approval prior to the trade will be deemed to have violated this Code and will be subject to the penalties set forth in Section 5.2.

2.3.           Reporting Requirements

The following table summarizes some of the reporting requirements. Requirements transactions in other types of securities may be confirmed with the CCO (or designee).

Security Type	Reportable
Corporate Debt Transactions	Yes
Equity Transactions	Yes
Direct Obligations of the U.S. Government	No
Money Market Funds	No
Municipal Bond	No
Short Term / Cash Equivalents	No
SPP / DRIPS* -- automatic purchases	No
Central Park Private Funds or Other Limited Offerings	Yes
Mutual Funds (other than Affiliated Funds)	No
Affiliated Funds	Yes
Exchange-Traded Funds	Yes
Index ETFs	No

*Sales of stocks from SPP or DRIPs:  Please notify the CCO (or designee) in writing of sale and include transactions in any reports.

3.           Insider Information

Federal securities laws require Central Park to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material non-public information by its Access Persons. Among these policies and procedures are ones that restrict access to files likely to contain material non-public information, that make employees aware of new and existing insider trading restrictions, that require restricting or monitoring trading in securities for  which Access Persons might possess non-public information, and that require monitoring and reviewing of trading by Central Park and Access Persons.

3.1.           Insider Transactions

Under insider trading rules, information is considered material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision or the information is reasonably likely to affect the price of an issuer’s securities. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally (such as through widely disseminated media reports, SEC filings, public reports, prospectuses or similar publications or sources). Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons).

Insider trading is generally defined as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material non-public information. Insider trading is a violation of federal securities laws, punishable by a prison term and significant monetary fines for the individual and investment adviser.

●
Tipping of material, non-public information is PROHIBITED. An Access Person may not tip a trade, either personally or on behalf of others, while in possession of such information. Access Persons may not be recipients of a tip (“tippee”). If an Access Person becomes the recipient of a tip, they must immediately inform the CCO (or designee) and refrain from any trading in the said issuer until cleared by the CCO (or designee).

●	Front running involves trading ahead of a client order in the same security on the basis of non-public information regarding impending market transactions. Front running is PROHIBITED.

●
Scalping is PROHIBITED. Scalping occurs when an Access Person purchases shares of a security for his/her own account prior to recommending/buying the same security for clients and then immediately sells the shares at profit upon the rise in the market price following the recommendation/purchase.

3.2.           Use of Non-Public Information Regarding a Client

No Access Person shall:

●
Disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties as an Access Person and as part of those duties, any non-public information regarding any client portfolio, including any security holdings or client transactions, any security recommendation made to a client, and any security transaction by or under consideration by or for a client, including information about actual or contemplated investment decisions.

●	Use any non-public information regarding any client portfolio in any way that might be contrary to, or in competition with, the interest of such client.

●	Use any non-public information regarding any client in any way for personal gain.

Central Park may, in certain circumstances, disclose certain of the information discussed above to third parties, but such disclosure will only be made if permissible under applicable law and pursuant to confidentiality agreements with such third parties.

4.           Gifts, Directorships and Regulatory Requirements

4.1.           Gifts and entertainment

Business gifts and entertainment is a customary way to strengthen business relationships. However, federal and state laws contain numerous restrictions on the giving and receiving of gifts and entertaining, particularly with respect to governmental officials. Apart from these legal restrictions, the giving and receiving of gifts or entertainment can create the appearance of potential conflicts of interest. Accordingly, the Advisers have adopted the following policy related to the giving and receiving of gifts and entertainment.

General Guidelines

Access Persons must observe the following guidelines when giving or receiving gifts or entertainment:

●	All gifts and/or entertainment, given or received, should be reasonable, customary and in accordance with normally accepted business practices;

●	All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party’s own policies;

●	Never offer or accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence decision-making;

●
Never offer or accept extravagant or excessive entertainment to or from a current or prospective investor, consultant, third party marketer, or fund manager, regardless of whether Central Park has an investment relationship with such person or entity;

●	Never offer or accept cash gifts or cash equivalents;

●	Never offer anything of value to a third party to influence or reward action;

●	A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of an impropriety; and

●	Never offer or accept a gift if public disclosure of the gift would be embarrassing to the Advisers or the third party.

Pre-approval

The prior approval of the CCO (or designee) will be required with respect to the giving or receiving of any of the following categories of gifts: (i) any gift given to or received from a Government Official (defined to include any federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity, but excluding any lawful donation to a campaign for public office)), or (ii) any other gift that may be reasonably be seen as violating Central Park’s general policy with respect to gifts.  Associated persons of the Broker-Dealer are also subject to the gift approval and reporting requirements as set forth in the Foreside Manual which may differ from the approval and reporting requirements stated in this Code.

Examples of Gifts

Gifts and/or entertainment may include without limitation, tickets to sporting events, golf, theater events and concerts, plane tickets, memorabilia, food or alcohol. Access Persons should be aware that certain types of business entertainment may be regarded as gifts and thus, subject to the gift reporting requirements if the hosting party is absent from the event.

The term “gift” does not include any gifts, benefits, compensation or consideration given to or received from a personal acquaintance (who is not a Government Official) for reasons unrelated to an Access Person’s professional duties (such as housewarming, graduation or birthday gifts).

Reporting Requirements

At the end of each quarter, all Access Persons are required to complete a report disclosing all gifts given and received by the Access Person for that quarter with a value of US$5006 or more (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person). This report must be provided to the CCO (or designee), who will maintain records of the same. The report must include following information:

●	The recipient’s name;
●	The name of the individual or firm who gave the gift;
●	A description of the gift;
●	The date of the event or when the gift was received by the recipient;
●	Whether the provider of the gift attended the event with the recipient;
●	Estimated value of the gift (the higher of the market value or cost);
●	Documentation of any reimbursement.

4.2.           Outside Business Activities

In addition to restrictions placed on the personal trading and private investments of employees, each Access Person must obtain prior approval from the CCO (or designee) with respect to outside business activities that can reasonably be expected to cause actual or perceived conflicts of interest, that may violate applicable law and/or that may be harmful to the Advisers’ or the Access Person’s reputation. Examples of activities that may require prior approval include full- or part-time service as an officer, director, partner, manager, consultant or employee of another business organization (including acting as a director of a company whose securities are publicly traded); agreements to provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization; and any agreement to be employed or accept compensation in any form (e.g., commission, salary, fee, bonus, contingent compensation, etc.) by a person or entity or their affiliates. Any such approval, if granted, may be given subject to restrictions or qualifications imposed by the CCO (or designee) and approval may be revoked at any time.

Any outside business activities that do not require prior approval must nevertheless be reported to the CCO (or designee) as soon as practicable. The CCO (or designee) will maintain records with respect to the outside business activities of Access Persons.

4.3.           Regulatory Requirements

The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an investment adviser engages in fraudulent, deceptive or manipulative conduct. As a fiduciary with respect to client assets, the Advisers cannot engage in activities that would result in conflicts of interests (i.e., front-running or scalping).

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a:

●	Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or an Access Person who commits such a violation.

However, no manager shall be deemed to have failed reasonably to supervise any person, if:

(1)
there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and

(2)
such manager has reasonably discharged the duties and obligations incumbent upon him or her by reason of such procedures and system without reasonable cause to believe that such procedures and system were not complied with.

5.           Enforcement of the Code

The CCO (or designee) has several responsibilities to fulfill in enforcing the Code. Some of these responsibilities are summarized below.

5.1.           Chief Compliance Officer’s Duties And Responsibilities

The CCO (or designee):

●	will provide each Access Person with a copy of the Code and any amendments thereto;

●
will provide to each person who becomes an Access Person, a copy of the Code; such person will be required to submit an Initial Holdings Report no later than 10 business days after becoming an Access Person of the Advisers;

●
will, on a quarterly basis, review all reported personal securities transactions submitted by Access Persons   Before determining that a person has violated the Code, the CCO (or designee) may give the person an opportunity to supply explanatory material;

The CCO will submit his or her personal trade requests requiring pre-approval and any reports as required pursuant to the Code, to Mitchell Tanzman or Greg Brousseau, who shall fulfill the duties of the CCO with respect to such trade requests and reporting requirements.

5.2.           Code Violations

If you violate the provisions of the Code, Central Park has the right to impose on you one or more of the following penalties as it may deem appropriate:

●	censure you;

●	notify your manager of the violation;

●	suspend your authority to act on behalf of Central Park as a managing director, a manager and/or an officer, if applicable;

●
recommend specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of your bonus, disgorgement of profits, imposition of fines and/or termination of employment at ; and

●	if appropriate, report such violation(s) to the U.S. Securities and Exchange Commission, other federal or state regulators and/or law enforcement authorities.

Note: Both the violation and any imposed sanction will be brought before the Chief Executive Officers.

5.3.           Annual Report to the Chief Executive Officers

At least annually, the CCO will provide a report to the Chief Executive Officers. The report must describe any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s). If applicable, the report may discuss any changes that the CCO believes should be made to the Code. The CCO may report to the Chief Executive Officers more frequently as he or she deems necessary or appropriate, and shall do so as requested by the Chief Executive Officers. The report may be oral or in written form.

5.4.           Effective Date of the Code

The Code is effective as of the date written on the cover page. The Code supersedes any prior versions of the Code.

1 Affiliated advisers include Central Park Para Management, LLC and any future affiliated advisers.

2 The Access Persons subject to this Code are employees of Central Park Group, LLC, (the “Holding Company”).  For purposes of the Code, all the employees of the Holding Company are deemed employees of the Advisers.  The directors of the Holding Company are not deemed Access Persons under this Code and are therefore, not subject to the Code.  The Advisers do not have any directors.

3 The clients of the Advisers are investment companies which may or may not be registered under the Investment Company Act of 1940 (the “1940 Act”).

4 Includes securities that may not be held in a brokerage account.

5 High quality short-term debt instruments are instruments rated in the two highest rankings by nationally recognized statistical rating organizations (“NRSROs”) S&P and Moodys.

6 Associated Persons of the Broker-Dealer should consult the Foreside Manual for the reporting threshold applicable to them.

EXHIBIT A
Definitions

General Note

The definitions and terms used in the Code are intended to mean the same as they do under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

Affiliated fund means: (i) any investment company registered under the Investment Company Act of 1940 (other than a money market fund) for which Central Park serves as investment adviser or sub-adviser; or (ii) any registered investment company whose investment adviser or principal underwriter controls Central Park, is controlled by Central Park, or is under common control with Central Park. Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all securities. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest.

Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the security, and your ability to benefit from the proceeds of the security.

Family member includes adoptive relationships and means any of the following persons who reside in your household:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. As a general rule, you will be regarded as having a pecuniary interest in a security held in the name of your family members. For example, you will likely be deemed to have a pecuniary interest in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

●	Your accounts or the accounts of family members;

●	A partnership or limited liability company, if you are or a family member is a general partner or a Chief Executive Officers;

●	A corporation or similar business entity, if you have or share, or a family member has or shares, investment control; or

●	A trust, if you are or a family member is a beneficiary.

Central Park Private Fund is any private investment fund, including a private investment fund that relies on the exclusion from the definition of “investment company” set forth in either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, that is advised by Central Park.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security and the purchase, sale, transfer or redemption of an interest in a Central Park Private Fund.

A “Related Person” includes children under age 21, whether or not living with an Access Person, the Access Person’s spouse, and family members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

Security means the same as it does under Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, other than affiliated funds.

EXHIBIT B

CENTRAL PARK
QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT
(Due within 30 days of Quarter-End)

Name of Reporting Person:
Quarter Ended:
Date Report Submitted:

Securities Transactions:

If you had no securities transactions to report for the quarter, please check here. ☐

If all securities transactions for the quarter are set forth in the brokerage statement(s) previously provided, please check here. ☐

If any securities transactions for the quarter are not set forth on such statement(s) (or if the information in those reports is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.

Date of Transaction	Name of Issuer and Title of Security	Ticker symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

Securities Accounts:

If you opened a securities account during the quarter please complete the table below.

If you did not open any securities accounts during the quarter, please check here.  ❒

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) for this quarter that I have previously provided) all securities transactions and accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities transactions reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

EXHIBIT C

CENTRAL PARK
INITIAL HOLDINGS REPORT
(Due Within 10 days of Employment Start Date)

Name of Reporting Person:
Date Person Became Subject to the Code’s Reporting Requirements (start date):
Information in Report Dated As Of: (Must be no more than 45 days before date person became subject to the Code’s reporting requirements)

Date Report Submitted:

Securities Holdings:

If you have no securities holdings to report, please check here. ☐

If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here. ☐

If any holdings are not included in such brokerage statement(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information. ☐

Name of Issuer and Title and Type of Security	Ticker Symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts: If you have no securities accounts to report, please check here. ☐

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all securities holdings and accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

EXHIBIT D

CENTRAL PARK
ANNUAL HOLDINGS REPORT
Calendar Year Ended: December 31, __________
(Due Within 45 days of Year-End)

Name of Reporting Person:
Information in Report Dated as of: (Must be current as of December 31 of the prior year)

Date Report Submitted:

Securities Holdings:

If you have no securities holdings to report, please check here. ☐
If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here. ☐
If any holdings are not set forth on such brokerage statement(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.

Name of Issuer and Title and Type of Security	Ticker Symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts:  If you have no securities accounts to report, please check here.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all securities holdings and accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

EXHIBIT E

CENTRAL PARK
ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE
Calendar Year Ended: December 31, __________

I hereby certify that I have received and read the Code and understand its provisions, or where I was unsure, discussed any issues with the Chief Compliance Officer and received satisfactory understanding.

I further certify that during the preceding year, I:

●	Complied with the provisions of the Code;

●	Reported all securities accounts and holdings that require reporting;

●	Reported all securities transactions that require reporting;

●	Did not trade on the basis on any inside information; and

●	Conducted all trading activities in an ethical manner.

Name of Reporting Person:

Signature:

Date: